EXHIBIT 99.1

Oritani Financial Corp. Announces 3rd Quarter Results and Increased Dividend

TOWNSHIP OF WASHINGTON, N.J., April 24, 2012 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $8.4 million, or $0.20 per basic and diluted common share, for the three months ended March 31, 2012, and $23.4 million, or $0.53 per basic (and $0.52 diluted) common share, for the nine months ended March 31, 2012. This compares to net income of $7.0 million, or $0.13 per basic and diluted common share, for the three months ended March 31, 2011, and $21.3 million, or $0.40 per basic and diluted common share, for the nine months ended March 31, 2011.

The Company also reported that its Board of Directors has declared a $0.15 quarterly cash dividend on the Company's common stock. The record date for the dividend will be May 4, 2012 and the payment date will be May 18, 2012. On October 28, 2011, the Company increased its dividend rate by 25% from $0.10 to $0.125, and has now increased the rate an additional 20% from $0.125 to $0.15. Based on the recent trading range of the Company's common stock, the dividend yield is approximately 4.25%.

"The economic landscape is continually presenting challenges and we have confronted our fair share over the past few years," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Our business plan has proven to be an excellent strategy to face these challenges. We have focused on originating quality loans, growing core deposits and aggressively addressing delinquent loans. Our recent results validate our approach. Our interest rate risk exposure has increased over the year but we have recently begun the process of mitigating this exposure. Although our dividend rate was already one of the higher ones in our industry, our Board of Directors has elected to share these successes with our shareholders in the form of a 20% increase to our dividend rate."

Comparison of Operating Results for the Periods Ended March 31, 2012 and 2011

Net Income. Net income increased $1.4 million, or 20.2%, to $8.4 million for the quarter ended March 31, 2012, from $7.0 million for the corresponding 2011 quarter. Net income increased $2.1 million, or 10.0%, to $23.4 million for the nine months ended March 31, 2012, from $21.3 million for the corresponding 2011 period. The primary cause of the increased net income in the 2012 periods was increased net interest income, decreased provision for loan losses and increased other income, partially offset by increased expenses.

Total Interest Income.  Total interest income increased $899,000, or 3.0%, to $30.5 million for the three months ended March 31, 2012, from $29.6 million for the three months ended March 31, 2011. The largest increase occurred in interest on loans, which increased $1.9 million or 7.5%, to $27.3 million for the three months ended March 31, 2012, from $25.4 million for the three months ended March 31, 2011.  During that same period, the average balance of loans increased $206.3 million while the yield on the portfolio decreased 28 basis points.  The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and repricings. There was an overall decrease in interest income regarding the investment related categories (Securities held to maturity ("HTM"); Securities available for sale ("AFS"); Mortgage backed securities ("MBS") HTM; MBS AFS and short term investments). On an overall basis, there were decreases in yield and average balances. The decreased yield was primarily due to the prepayment of higher yielding securities and the returns associated with purchases subsequent to March 31, 2011. Management actively purchased such assets at times over the period as excess funds were available for deployment. The investment purchases were primarily in the category of MBS AFS as management believed such securities provided the best available risk/reward profile based on the projected cash needs and interest rate risk position of the Company. However, purchases have slowed considerably as the rates of return available on such securities decreased and excess cash was primarily used for repurchases of the Company's common stock. There has been only one investment purchase of any type since October 1, 2011. MBS AFS was the investment category with the largest increase in interest income over the periods. Interest on MBS AFS increased $252,000, or 11.3%, to $2.5 million for the three months ended March 31, 2012, from $2.2 million for the three months ended March 31, 2011. The average balance of MBS AFS increased $122.6 million for the three months ended March 31, 2012 versus the corresponding 2011 period while the yield on the portfolio decreased 29 basis points. There was a small increase in Securities HTM over periods, but this increase was primarily due to dividends on Federal Home Loan Bank of New York ("FHLB-NY") stock.

Total interest income increased $3.1 million, or 3.5%, to $90.8 million for the nine months ended March 31, 2012, from $87.7 million for the nine months ended March 31, 2011. The largest increase occurred in interest on loans, which increased $5.8 million or 7.8%, to $80.1 million for the nine months ended March 31, 2012, from $74.4 million for the nine months ended March 31, 2011.  Over that same period, the average balance of loans increased $184.4 million and the yield on the portfolio decreased 21 basis points. Interest on MBS AFS increased $2.7 million, or 50.1%, to $8.1 million for the nine months ended March 31, 2012, from $5.4 million for the nine months ended March 31, 2011. The average balance of MBS AFS increased $247.6 million over these periods while the yield on the portfolio decreased 36 basis points.  The qualitative explanations provided in the paragraph above regarding changes in interest income for the three month period comparison are also applicable to the nine month period comparison.

Total Interest Expense. Total interest expense decreased $809,000, or 9.0%, to $8.2 million for the three months ended March 31, 2012, from $9.0 million for the three months ended March 31, 2011. The majority of the decrease occurred in interest expense on deposits, which decreased $672,000, or 18.1%, to $3.0 million for the three months ended March 31, 2012, from $3.7 million for the three months ended March 31, 2011. The average balance of interest bearing deposits increased $104.3 million over the period while the average cost of these funds decreased 28 basis points. Market interest rates allowed the Bank to reprice many maturing time deposits, as well as other interest bearing deposits, at lower rates, decreasing the cost of funds. Interest expense on borrowings decreased $137,000, or 2.6%, to $5.2 million for the three months ended March 31, 2012, from $5.3 million for the three months ended March 31, 2011. The average balance of borrowings increased significantly ($121.9 million) over the period while the cost decreased significantly (77 basis points). The Company has increased its overnight borrowings with the FHLB-NY. These borrowings had a very low cost associated with them and the rate of interest on these borrowings is expected to remain low for the foreseeable future. The Company also modified $24.2 million of long term advances from FHLB-NY. The effective interest rates on these advances decreased 109 basis points. These modifications occurred toward the end of the quarter and had little effect on the March 31, 2012 results; their impact will be realized prospectively. The Company will continue to modify FHLB-NY advances opportunistically. In April, 2012, the Company modified an additional $27.5 million of FHLB-NY advances with a 183 basis point decrease in the effective rates of these advances.

Total interest expense decreased $2.1 million, or 7.5%, to $25.4 million for the nine months ended March 31, 2012, from $27.5 million for the nine months ended March 31, 2011.  Interest expense on deposits decreased $1.8 million, or 15.2%, to $10.0 million for the nine months ended March 31, 2012, from $11.8 million for the nine months ended March 31, 2011.  The average balance of interest bearing deposits increased $102.1 million over this period while the average cost of these funds decreased 26 basis points.  Interest expense on borrowings decreased $274,000, or 1.7%, to $15.4 million for the nine months ended March 31, 2012, from $15.7 million for the nine months ended March 31, 2011.  The average balance of borrowings increased $97.8 million over the period while the cost decreased 68 basis points. The qualitative explanations provided in the paragraph above regarding changes in interest expense for the three month period comparison are also applicable to the nine month period comparison.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $1.7 million, or 8.3%, to $22.3 million for the three months ended March 31, 2012, from $20.6 million for the three months ended March 31, 2011. Net interest income increased by $5.1 million, or 8.5%, to $65.3 million for the nine months ended March 31, 2012, from $60.2 million for the nine months ended March 31, 2011. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Net Interest
	Income Before
Quarter Ended	Provision	Spread	Margin
	(in thousands)
March 31, 2012	$ 22,298	3.30%	3.58%
December 31, 2011	22,037	3.23%	3.53%
September 30, 2011	20,987	3.02%	3.42%
June 30, 2011	20,843	2.95%	3.40%
March 31, 2011	20,586	2.92%	3.39%
December 31, 2010	20,287	2.89%	3.39%

The Company's spread and margin increased steadily over the 2011 fiscal year and that expansion has continued into the current fiscal year. The Company expects that the spread and margin will come under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further lower deposit and borrowing costs; promotional interest costs to attract new deposit customers; expected increases in borrowing costs and decreased net interest income due to funds used for repurchase activity.   The Company's largest interest rate risk exposure is to a flat or inverted yield curve.

Despite the above, spread, margin and net interest income all have increased during fiscal 2012. Many of the pressures detailed above have impacted the Company. However, the Company has been able to offset these pressures. The primary factor has been the utilization of overnight borrowings. In the recent rate environment, such borrowings have a very low cost. The utilization of such borrowings has increased the Company's interest rate risk, and the Company is in the process of addressing the increased exposure. The Company has also been able to successfully lower the cost of money market deposits without a significant impact on balances, and has decreased its reliance on time deposits, which carry a higher cost. The shifting of investment funds out of federal funds sold and into higher yielding investments improved results. More recently, the further shifting of assets out of investments and into higher yielding loans extended this improvement. The recent modifications of FHLB advances should also serve to offset some of the pressures of the current interest rate environment. The Company expects to address the increased interest rate risk posed by the overnight borrowings by extending their maturity, over time. This extension will increase borrowing costs. The Company has not fixed a time period to enact this strategy. The Company's stock repurchase activity in this fiscal year effectively decreased net interest income. However, the impact was minimal as the cost of these funds (either federal funds sold or overnight borrowings) was very low.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $293,000 and $943,000 for the three and nine months ended March 31, 2012, respectively, and $535,000 and $2.0 million for the three and nine months ended March 31, 2011, respectively.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $1.5 million for the three months ended March 31, 2012 as compared to $2.3 million for the three months ended March 31, 2011. The Company recorded provisions for loan losses of $7.0 million for the nine months ended March 31, 2012 as compared to $6.8 million for the nine months ended March 31, 2011. A rollforward of the allowance for loan losses for the three and nine months ended March 31, 2012 and 2011 is presented below:

	Quarter ended		Nine months ended
	March 31,		March 31,
	2012	2011	2012	2011
	(In thousands)
Balance at beginning of period	$28,819	$24,181	$26,514	$25,902
Provisions charged to operations	1,500	2,300	7,000	6,800
Recoveries of loans previously charged off	59	--	59	80
Loans charged off	129	2,151	3,324	8,452
Balance at end of period	$30,249	$24,330	$30,249	$24,330

Allowance for loan losses to total loans	1.55%	1.45%	1.55%	1.45%
Net charge-offs (annualized) to average loans outstanding	0.02%	0.52%	0.24%	0.70%

The primary contributors to the current level of provision for loan losses are the delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors.

Delinquency and non performing asset information is provided below:

	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
	(in thousands)
Delinquency Totals
30 - 59 days past due	$ 11,325	$ 12,823	$ 15,802	$ 7,025	$ 6,523
60 - 89 days past due	7,900	7,939	5,694	5,327	3,688
Nonaccrual	18,715	18,244	16,954	15,303	12,563
Total	$ 37,940	$ 39,006	$ 38,450	$ 27,655	$ 22,774

Non Performing Asset Totals
Nonaccrual loans, per above	$ 18,715	$ 18,244	$ 16,954	$ 15,303	$ 12,563
Real Estate Owned	4,266	4,951	4,419	3,967	5,953
Loans Held For Sale	--	--	--	--	9,484
Total	$ 22,981	$ 23,195	$ 21,373	$ 19,270	$ 28,000

Nonaccrual loans to total loans	0.96%	0.98%	0.96%	0.90%	0.75%
Delinquent loans to total loans	1.95%	2.10%	2.18%	1.62%	1.35%
Non performing assets to total assets	0.87%	0.89%	0.82%	0.74%	1.09%

Over the fiscal year ended June 30, 2011, the Company realized significant decreases in total delinquent loans, nonaccrual loans and nonperforming assets. In fiscal 2012, there have been increases in the loan delinquency categories. The increases are primarily due to increases in residential delinquencies. The largest commercial components of the 60 – 89 day past due total at March 31, 2012 are a $3.6 million loan on a multifamily property in Hudson County, New Jersey and a $1.1 million loan on a multifamily property in Passaic County.

At March 31, 2012, there are two nonaccrual loans as well as one nonaccrual loan relationship with balances greater than $1.0 million. These loans are discussed below:

  A construction loan relationship in which Oritani is a participant. The relationship entails two borrowing entities and four separate properties. Oritani's portion of this loan relationship totals $4.9 million. All four of the properties are for residential tract development and are located in Rockland and Orange Counties, New York. The loan is classified as impaired and as a troubled debt restructuring ("TDR") as of March 31, 2012. The lead lender on this loan is attempting to negotiate a settlement with the borrowers that would expedite resolution. In accordance with the results of the impairment analysis for this loan, a charge off of $1.5 million was previously recognized against this loan and a $1.2 million impairment reserve remains against this loan as of March 31, 2012.
  A $2.8 million mixed use building in Bergen County, New Jersey. The borrower encountered cash flow difficulties and the property is currently being managed by a rent receiver. The loan is now classified as impaired. In accordance with the results of the impairment analysis for this loan, a $966,000 impairment reserve was established against this loan as of March 31, 2012. The Company is currently determining whether to rewrite the loan as a TDR or continue pursuit of legal remedies.
  A $1.8 million construction loan for a luxury home in Morris County, New Jersey. The Company reached a settlement and forbearance agreement with the borrower on this matter during the quarter. The loan is classified as a nonaccrual TDR as of March 31, 2012. If the borrower continues compliance with the new agreement, the loan may be upgraded in the future.

There are nine other multifamily/commercial real estate loans, totaling $3.5 million, classified as nonaccrual at March 31, 2012. The largest of these loans has a balance of $679,000.

There are fifteen other residential loans, totaling $5.7 million, classified as nonaccrual at March 31, 2012. The largest of these loans has a balance of $958,000.

See "Comparison of Financial Condition at March 31, 2012 and March 31, 2011" for a discussion of Real Estate Owned.

Other Income. Other income increased $437,000 to $1.5 million for the three months ended March 31, 2012, from $1.1 million for the three months ended March 31, 2011.  The increase was primarily due to net income on the real estate investment captions of net real estate operations and income from investments in real estate joint ventures, which increased by $292,000 to $744,000 for the three months ended March 31, 2012, from $452,000 for the three months ended March 31, 2011. The majority of the fluctuation is due to income recognized at one commercial property. The property was flooded in 2010 (fiscal 2011), repaired, and flooded again in 2011 (fiscal 2012). Both floods caused decreased income from this property. The repairs on this property due to the 2011 flood are extensive and income from this property is expected to be below historical levels for fiscal 2012 as well as portions of fiscal 2013. The Company expects to make additional capital contributions to this joint venture to fund the repairs as well as improvements. However, a nonrecurring insurance claim of $488,000 pertaining to the 2011 flood was received and recognized as income this quarter. During the quarter ended December 31, 2011, a nonrecurring insurance claim of $487,000 pertaining to the 2010 flood was received and recognized as income. The Company is pursuing additional insurance claims but it is possible that no additional insurance proceeds pertaining to these floods will be received. Income from bank-owned life insurance increased by $121,000 to $391,000 for the three months ended March 31, 2012, from $270,000 for the three months ended March 31, 2011, primarily due to increased investment in bank-owned life insurance. The Company had a nonrecurring gain of $73,000 during the three months ended March 31, 2012 due to the net gain realized on the sale of real estate owned properties.

Other income increased $347,000 to $4.3 million for the nine months ended March 31, 2012 from $4.0 million for the nine months ended March 31, 2011. The increase was primarily due to net income on the real estate investment captions of net real estate operations and income from investments in real estate joint ventures, which increased by $456,000 to $1.7 million for the nine months ended March 31, 2012, from $1.3 million for the nine months ended March 31, 2011. The increase was primarily due to the receipt of insurance proceeds described in the above paragraph. Income from bank-owned life insurance increased by $366,000 to $1.2 million for the nine months ended March 31, 2012, from $829,000 for the nine months ended March 31, 2011, primarily due to increased investment in bank-owned life insurance. These increases were partially offset by a $262,000 impairment charge for equity securities that was recognized in the 2012 period.

Operating Expenses. Operating expenses increased $551,000, or 6.7%, to $8.8 million for the three months ended March 31, 2012, from $8.3 million for the three months ended March 31, 2011. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $1.5 million to $6.3 million for the three months ended March 31, 2012, from $4.7 million for the three months ended March 31, 2011.  The increase was primarily due to the amortization of costs associated with stock awards and options that were granted under the Company's 2011 Equity Incentive Plan ("the Equity Plan") on August 18, 2011. The expense associated with the Equity Plan recognized in the quarter totaled $1.5 million. This increase was partially offset by a decrease in real estate owned operations, which decreased $770,000 to $124,000 for the three months ended March 31, 2012, from $894,000 for the three months ended March 31, 2011.  Expenses for the 2011 period included a $799,000 writedown of the carrying value of a real estate owned property, which was based on an updated appraisal.

Operating expenses increased $2.3 million to $26.1 million for the nine months ended March 31, 2012, from $23.8 million for the nine months ended March 31, 2011. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $3.4 million to $6.3 million for the nine months ended March 31, 2012, from $4.7 million for the nine months ended March 31, 2011.  The increase was primarily due to costs associated with the Equity Plan. The expense associated with the Equity Plan recognized in the nine month period totaled $3.8 million. This increase was partially offset by decreases in real estate owned operations and other expenses.  Real estate owned operations decreased $568,000 to $672,000 for the nine months ended March 31, 2012, from $1.2 million for the nine months ended March 31, 2011, primarily due to the 2011 writedown described in the above paragraph. Other expenses decreased $474,000 to $2.8 million for the nine months ended March 31, 2012, from $3.2 million for the nine months ended March 31, 2011, primarily due to decreased expenses associated with problem assets.

Income Tax Expense. Income tax expense for the three months ended March 31, 2012 was $5.1 million on pre-tax income of $13.5 million, resulting in an effective tax rate of 37.5%. Income tax expense for the three months ended March 31, 2011 was $4.1 million on pre-tax income of $11.1 million, resulting in an effective tax rate of 36.8%.  Income tax expense for the nine months ended March 31, 2012, was $13.2 million, due to pre-tax income of $36.6 million, resulting in an effective tax rate of 36.1%. For the nine months ended March 31, 2011, income tax expense was $12.3 million, due to pre-tax income of $33.6 million, resulting in an effective tax rate of 36.8%.

Comparison of Financial Condition at March 31, 2012 and June 30, 2011

Total Assets.  Total assets increased $57.9 million, or 2.2%, to $2.65 billion at March 31, 2012, from $2.59 billion at June 30, 2011.  The primary investing activity was in loans. The loan increase was primarily funded by decreases in federal funds sold and investment securities, as well as an increase in overnight borrowings. Asset growth has been muted by one of the Company's recent strategic decisions: cash flows from the investment portfolio have been applied to overnight borrowings, and not redeployed into the investment portfolio. This decision was made to lessen the interest rate risk that is being created through the increased overnight borrowings in addition to consideration of the low returns currently available on investments.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $122.1 million to $11.2 million at March 31, 2012, from $133.2 million at June 30, 2011. The funds were deployed in general operations, including funding of the Company's stock repurchase activity.

Net Loans. Loans, net increased $236.1 million to $1.91 billion at March 31, 2012, from $1.67 billion at June 30, 2011. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $397.3 million and purchases totaled $2.0 million for the nine months ended March 31, 2012.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS increased $12.3 million to $518.2 million at March 31, 2012, from $505.9 million at June 30, 2011. However, balances in this category have decreased $88.0 million since September 30, 2011 as the Company is not currently redeploying proceeds from the investment portfolio into new purchases.

Real Estate Owned. Real estate owned ("REO") increased $299,000 to $4.3 million at March 31, 2012, from $4.0 million at June 30, 2011. During the nine months ended March 31, 2012, the Bank took title to six properties and disposed of five properties. The $4.3 million balance consists of nine properties. Six of these properties, with a book value of $2.5 million, were under contract for sale at March 31, 2012, and one of those properties, with a book value of $1.1 million, closed in April. An $84,000 gain was recognized on this April disposal.

Deposits. Deposits increased $8.1 million, or 0.6%, to $1.39 billion at March 31, 2012, from $1.38 billion at June 30, 2011. Growth in core accounts has been largely offset by decreases in time deposits. New branch locations in Upper Montclair and Clifton, NJ, have opened during the fiscal year.

Stockholders' Equity. Stockholders' equity decreased $134.4 million to $511.0 million at March 31, 2012, from $645.4 million at June 30, 2011.  The decline is primarily attributable to stock repurchases. The Company's repurchase activity is summarized below:

	Period			Cumulative
	Number of Shares	Average Price Paid Per Share	Total Cost	Number of Shares	Average Price Paid Per Share	Total Cost

June 24 - June 30, 2011	731,800	$ 12.71	$ 9,299,942	731,800	$ 12.71	$ 9,299,942
July 1 - Sept. 30, 2011	8,172,083	13.00	106,252,807	8,903,883	12.98	115,552,749
Oct. 1 - Dec. 31, 2011	1,876,422	12.98	24,349,831	10,780,305	12.98	139,902,579
Jan. 1 - Mar. 31, 2012	20,400	12.77	260,508	10,800,705	12.98	140,163,087
Apr. 1 - Apr. 20, 2012	--	--	--	10,800,705	12.98	140,163,087

On November 14, 2011, the Company announced a repurchase plan for up to 2,278,776 shares of its common stock. As of April 20, 2012, there were 2,160,376 shares authorized under the Company's current stock repurchase plan that had not yet been purchased.

In addition to the repurchase activity above, the Company repurchased shares in conjunction with the Equity Plan. On August 18, 2011, a total of 1,598,100 shares were granted by the Board of Directors under the Equity Plan. These shares were purchased in open market transactions during the quarter ended September 30, 2011. The total cost of these shares was $19.3 million and the average cost per share was $12.06.

Based on our March 31, 2012 closing price of $14.68 per share and book value per share of $11.24, the Company stock was trading at 130.6% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	June 30,
Assets	2012	2011
	(unaudited)
Cash on hand and in banks	$ 3,864	$ 6,978
Federal funds sold and short term investments	7,309	126,265
Cash and cash equivalents	11,173	133,243

Loans, net	1,908,932	1,672,849
Securities available for sale, at fair value	26,075	91,442
Mortgage-backed securities held to maturity,
fair value of $33,662 and $38,522 at
December 31, 2011 and June 30, 2011, respectively	32,416	37,609
Mortgage-backed securities available for sale,
at fair value	518,184	505,932
Bank Owned Life Insurance (at cash surrender value)	45,885	44,689
Federal Home Loan Bank of New York stock ("FHLB"), at cost	35,016	26,844
Accrued interest receivable	9,757	9,237
Investments in real estate joint ventures, net	5,750	5,309
Real estate held for investment	1,095	1,185
Real estate owned	4,266	3,967
Office properties and equipment, net	15,582	15,012
Deferred tax assets	22,977	22,607
Other assets	9,632	17,308
Total Assets	$ 2,646,740	$ 2,587,233

Liabilities
Deposits	$ 1,389,411	$ 1,381,310
Borrowings	690,915	509,315
Advance payments by borrowers for taxes and
insurance	14,551	12,846
Official checks outstanding	3,522	5,409
Other liabilities	37,302	32,941
Total liabilities	2,135,701	1,941,821

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized;
56,245,065 shares issued and 45,452,134 shares
outstanding at March 31, 2012; 55,513,265 shares
outstanding at June 30, 2011.	562	562
Additional paid-in capital	493,950	489,593
Unallocated common stock held by the employee stock
ownership plan	(27,888)	(28,808)
Restricted Stock Awards	(19,146)	—
Treasury stock, at cost; 10,792,931 shares at March 31, 2012 and
731,800 shares at June 30, 2011	(140,058)	(9,300)
Retained income	198,759	190,955
Accumulated other comprehensive income, net of tax	4,860	2,410
Total stockholders' equity	511,039	645,412

Total Liabilities and Stockholders' Equity	$ 2,646,740	$ 2,587,233

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Nine Months Ended March 31, 2012 and 2011
.
	Three months ended		Nine months ended
	March 31,		March 31,
	2012	2011	2012	2011
	unaudited
	(in thousands, except per share data)

Interest income:
Interest on mortgage loans	$ 27,273	$ 25,378	$ 80,138	$ 74,369
Interest on securities held to maturity and dividends on FHLB stock	427	390	1,007	1,092
Interest on securities available for sale	88	1,190	774	5,319
Interest on mortgage-backed securities held to maturity	212	380	687	1,285
Interest on mortgage-backed securities available for sale	2,490	2,238	8,124	5,413
Interest on federal funds sold and short term investments	1	16	31	207
Total interest income	30,491	29,592	90,761	87,685

Interest expense:
Deposits	3,036	3,708	10,011	11,803
Borrowings	5,157	5,294	15,428	15,702
Total interest expense	8,193	9,002	25,439	27,505

Net interest income before provision for loan losses	22,298	20,590	65,322	60,180

Provision for loan losses	1,500	2,300	7,000	6,800
Net interest income	20,798	18,290	58,322	53,380

Other income:
Service charges	245	311	857	998
Real estate operations, net	302	256	888	855
Net income from investments in real estate joint ventures	442	196	858	435
Bank-owned life insurance	391	270	1,195	829
Net gain on sale of assets	73	—	630	718
Net gain on sale of and write down of securities	—	(8)	(262)	5
Other income	60	50	173	151
Total other income	1,513	1,075	4,339	3,991

Other expenses:
Compensation, payroll taxes and fringe benefits	6,261	4,725	18,295	14,931
Advertising	137	188	407	548
Office occupancy and equipment expense	656	710	1,934	1,861
Data processing service fees	413	309	1,088	908
Federal insurance premiums	322	389	938	1,058
Real estate owned operations	124	894	672	1,240
Other expenses	919	1,067	2,750	3,225
Total other expenses	8,832	8,282	26,084	23,771

Income before income tax expense	13,479	11,083	36,577	33,600
Income tax expense	5,064	4,078	13,201	12,349
Net income	$ 8,415	$ 7,005	$ 23,376	$ 21,251

Income per basic common share	$ 0.20	$ 0.13	$ 0.53	$ 0.40

Income per diluted common share	$ 0.20	$ 0.13	$ 0.52	$ 0.40

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	March 31, 2012			March 31, 2011

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,850,300	$ 27,273	5.90%	$ 1,644,046	$ 25,378	6.17%
Securities held to maturity (2)	33,999	427	5.02%	27,741	390	5.62%
Securities available for sale	26,001	88	1.35%	257,450	1,190	1.85%
Mortgage backed securities held to maturity	33,602	212	2.52%	47,184	380	3.22%
Mortgage backed securities available for sale	548,729	2,490	1.82%	426,104	2,238	2.10%
Federal funds sold and short term investments	1,600	1	0.25%	24,176	16	0.26%
Total interest-earning assets	2,494,231	30,491	4.89%	2,426,701	29,592	4.88%
Non-interest-earning assets	111,570			105,281
Total assets	$ 2,605,801			$ 2,531,982

Interest-bearing liabilities:
Savings deposits	160,732	156	0.39%	150,027	224	0.60%
Money market	392,854	690	0.70%	316,353	787	1.00%
Checking accounts	218,296	213	0.39%	146,804	196	0.53%
Time deposits	619,863	1,977	1.28%	674,301	2,501	1.48%
Total deposits	1,391,745	3,036	0.87%	1,287,485	3,708	1.15%
Borrowings	675,792	5,157	3.05%	553,893	5,294	3.82%
Total interest-bearing liabilities	2,067,537	8,193	1.59%	1,841,378	9,002	1.96%
Non-interest-bearing liabilities	27,198			49,463
Total liabilities	2,094,735			1,890,841
Stockholders' equity	511,066			641,141
Total liabilities and stockholders' equity	$ 2,605,801			$ 2,531,982

Net interest income		$ 22,298			$ 20,590
Net interest rate spread (3)			3.30%			2.92%
Net interest-earning assets (4)	$ 426,694			$ 585,323
Net interest margin (5)			3.58%			3.39%
Average of interest-earning assets to interest-bearing liabilities			120.64%			131.79%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Nine Months Ended (unaudited)
	March 31, 2012			March 31, 2011

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,779,296	$ 80,138	6.01%	$ 1,594,923	$ 74,368	6.22%
Securities held to maturity (2)	31,948	1,007	4.20%	26,479	1,092	5.50%
Securities available for sale	55,557	774	1.86%	314,163	5,319	2.26%
Mortgage backed securities held to maturity	35,386	687	2.59%	51,755	1,285	3.31%
Mortgage backed securities available for sale	565,311	8,124	1.92%	317,668	5,413	2.27%
Federal funds sold and short term investments	15,251	31	0.27%	94,231	207	0.29%
Total interest-earning assets	2,482,749	90,761	4.87%	2,399,219	87,684	4.87%
Non-interest-earning assets	108,259			102,490
Total assets	$ 2,591,008			$ 2,501,709

Interest-bearing liabilities:
Savings deposits	156,165	527	0.45%	148,765	710	0.64%
Money market	386,309	2,208	0.76%	294,371	2,217	1.00%
Checking accounts	198,879	638	0.43%	150,384	649	0.58%
Time deposits	644,520	6,638	1.37%	690,266	8,227	1.59%
Total deposits	1,385,873	10,011	0.96%	1,283,786	11,803	1.23%
Borrowings	624,173	15,428	3.30%	526,367	15,702	3.98%
Total interest-bearing liabilities	2,010,046	25,439	1.69%	1,810,153	27,505	2.03%
Non-interest-bearing liabilities	42,540			47,980
Total liabilities	2,052,586			1,858,133
Stockholders' equity	538,422			643,576
Total liabilities and stockholder's equity	$ 2,591,008			$ 2,501,709

Net interest income		$ 65,322			$ 60,179
Net interest rate spread (3)			3.18%			2.84%
Net interest-earning assets (4)	$ 472,703			$ 589,066
Net interest margin (5)			3.51%			3.34%
Average of interest-earning assets to interest-bearing liabilities			123.52%			132.54%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock.
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400